Exhibit 99.1

Hi everyone,

I'm writing to share that I’ve made the difficult decision to reduce our global workforce by about 16%, or 500 Dropboxers.

First and foremost, I want to recognize the impact this decision has on Dropboxers who are affected and their families, and I take full ownership of this decision and the path that led us here.

If you've been impacted, you'll be sent a calendar invitation within the next 30 minutes for a 1:1 with a leader on your team and a member of the People team to go through details of your departure, package, and to ask any questions you may have. You'll also have some time today and tomorrow to wrap up and say goodbye to colleagues.

Why we’re making this decision

I've said in the past that our business is stable and profitable. So why would we take a step like this? What's changed?

First, while our business is profitable, our growth has been slowing. Part of this is due to the natural maturation of our existing businesses, but more recently, headwinds from the economic downturn have put pressure on our customers and, in turn, on our business. As a result, some investments that used to deliver positive returns are no longer sustainable.

Second, and more consequentially, the AI era of computing has finally arrived. We’ve believed for many years that AI will give us new superpowers and completely transform knowledge work. And we’ve been building towards this future for a long time, as this year’s product pipeline will demonstrate.

The opportunity in front of us is greater than ever, but so is our need to act with urgency to seize it. Over the last few months, AI has captured the world’s collective imagination, expanding the potential market for our next generation of AI-powered products more rapidly than any of us could have anticipated. However, this momentum has also alerted our competitors to many of the same opportunities.

In an ideal world, we’d simply shift people from one team to another. And we’ve done that wherever possible. However, our next stage of growth requires a different mix of skill sets, particularly in AI and early-stage product development. We’ve been bringing in great talent in these areas over the last couple years and we'll need even more.

And we need to acknowledge some other hard truths. In some areas, investments that showed promise before the downturn have more limited potential today. In others, we haven’t been executing consistently or managing performance as tightly as we need to. So we’ve made more significant cuts in these areas in order to free up investment in our future growth.
I’m truly sorry that as a result of these decisions, we have to part ways with Dropboxers and valued teammates who have made many contributions to the company.

Taking care of impacted employees

To all of you impacted by today’s news, we’re committed to doing as much as we can to take care of you through this transition.

Those leaving will be eligible to receive the following benefits and support:

a.Severance and equity: Impacted employees will be eligible for sixteen weeks of pay, with one additional week of pay for each completed year of tenure at Dropbox. All impacted employees will receive their Q2 equity vest.
b.Healthcare: All employees will be eligible for up to six months of COBRA in the US, and similar equivalents where applicable internationally, as well as Modern Health support.
c.Devices: Impacted employees will be eligible to keep company devices (phones, tablets, laptops, and peripherals) for personal use.
d.Job placement: Job placement services and career coaching will be available at no cost.

Organizational changes

Today’s changes were the result of taking a hard look at our strategic priorities and organizational structure as a leadership team, and aligning to principles of sustainable financial growth, efficiency, and flexibility to invest in our future. We’re also streamlining how the company is organized.

For example, we’re consolidating our Core and Document Workflows businesses to reflect renewed focus on integrating our customers’ key workflows seamlessly within our core FSS product. We’re also realigning and refocusing our business teams to reflect proportionate adjustments to the product development teams they support and refinements to our strategy.

Team leaders will be following up with more details on any impact to your org shortly.

Building for the future

The changes we’re announcing today, while painful, are necessary for our future. Change is constant in our business, and technology transitions over the last few decades are instructive. As the world moved from physical film to digital photography, or from land lines to wireless communication, or from DVD rentals to streaming, opportunity and disruption went hand-in-hand. Companies that embraced a new reality and took decisive action did well. Companies that held onto the past or tried to have it all did not.

These transitions are never easy, but I’m determined to ensure that Dropbox is at the forefront of the AI era, just as we were at the forefront of the shift to mobile and the cloud. We’ll need all hands on deck as machine intelligence gives us the tools to reimagine our existing businesses and invent new ones. And I'm committed to doing everything in my power to best position ourselves for the future and unlock our full potential.

In closing

We’ll focus today on supporting impacted employees and saying goodbye to fellow Dropboxers. To those of you who are departing: thank you for everything you’ve done for Dropbox in your time here.

Beginning tomorrow through early next week, I’ll be hosting regional town halls to answer your questions and discuss our future plans in more detail. Thank you for your kindness and compassion as we get through this difficult process.

Drew